                                                                    EXHIBIT 10.6

November 11, 1999



Frank Daniels III
Chief Executive Officer
Total Sports Inc.
234 Fayetteville Street, 2nd Floor
Raleigh, North Carolina 27601

          Re:  NBC Sports/Total Sports Joint Venture

Dear Mr. Daniels:

          This letter sets forth the agreement between NBC Sports, a division of National Broadcasting Company, Inc., a Delaware corporation ("NBC Sports"), and Total Sports Inc., a Delaware corporation ("Total Sports"), with respect to a transaction whereby NBC Sports will receive certain equity in Total Sports in exchange for a package of on-air promotion and marketing of Total Sports' real-time live graphic representations of sporting events conducted in the U.S., with such representations delivered via the Internet (specifically excluding streaming video, audio and interactive television) ("Representational Events Coverage"), as described in greater detail in Section 1 below. The terms and conditions shall be as follows.

          1.  Promotional Commitments.
              -----------------------

              (a) Commencing on the Closing Date (as such term is defined in the Stock Purchase Agreement entered into by and between NBC Sports and Total Sports on even date herewith, and attached hereto as Exhibit A (hereinafter the "Stock Purchase Agreement")), NBC Sports will provide $17.4 million of on-air promotion and marketing, which will consist of any one, or any combination, of the following elements (collectively, the "Promotion"), as chosen by NBC in its sole discretion: in-broadcast, announcer-read promotional mentions ("Audio Mentions"); in-broadcast graphics, including tickers; and NBC Sports commercial inventory. Subject to Section 1(c), it is agreed that all Promotion will be for Total Sports' Representational Events Coverage using Total Sports' brands, including without limitation the Totalcast brand, in each case directing users to web sites owned, co-owned or controlled by NBC from which the Total Sports

              Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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Letter Agreement
November 11,1999
Page 2


     Representational Events Coverage will be accessible. All such Promotion shall be subject to NBC Sports' standard terms and conditions for such promotion, which are described in Exhibit B hereto (the "Standard Terms")
                                       ---------
     and which are made a part of this letter agreement in their entirety; provided, however, that in the case of a conflict between the terms of this
     --------  -------
     letter agreement and the Standard Terms, the terms of this letter agreement shall govern. NBC Sports will deliver the following amounts of undiscounted Promotion during the respective calendar years:


               1999   $[*] (subject to contract start date)

               2000    [*]

               2001    [*]

               2002    [*]

               2003    [*]
                      ----

                Total $ 17.4 million


           (b) The value of all Promotion delivered under this letter agreement shall be calculated at [*]. Each quarter, NBC shall deliver Promotion representing at least a minimum number of gross ratings points, as set forth in the following table:

                               [Table to follow]


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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Letter Agreement
November 11,1999
Page 3



                                                           Household
1999                                                  Gross Rating Points
----                                                  -------------------
3Q
4Q      (Assume 10/1/99 Start Date)                           [*]
------------------------------------------------------------------------------
Total 1999                                                    [*]
------------------------------------------------------------------------------
2000
----
1Q                                                            [*]
2Q                                                            [*]
3Q                                                            [*]
4Q                                                            [*]
------------------------------------------------------------------------------
Total 2000                                                    [*]
------------------------------------------------------------------------------
2001                                                          [*]
----
1Q                                                            [*]
2Q                                                            [*]
3Q                                                            [*]
4Q                                                            [*]
------------------------------------------------------------------------------
Total 2001                                                    [*]
------------------------------------------------------------------------------
2002                                                          [*]
----
1Q                                                            [*]
2Q                                                            [*]
3Q                                                            [*]
4Q                                                            [*]
------------------------------------------------------------------------------
Total 2002                                                    [*]
------------------------------------------------------------------------------
2003                                                          [*]
----
1Q                                                            [*]
2Q                                                            [*]
3Q                                                            [*]
4Q                                                            [*]
------------------------------------------------------------------------------
Total 2003                                                    [*]
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Maximum Total                                                 [*]
------------------------------------------------------------------------------

         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.
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Letter Agreement
November 11,1999
Page 4



          (c) The foregoing notwithstanding, NBC Sports, in its sole discretion, reserves the right to determine which specific Total Sports' Representational Events Coverage will be entitled to Promotion. Without limiting the generality of the foregoing, it is agreed that (i) NBC Sports will not provide Promotion for any Total Sports' Representational Events Coverage related to the Olympics and (ii) NBC Sports does not presently intend to cover fishing events or promote Total Sports' Representational Events Coverage related to fishing events.

     2.   Promotion Schedule.  NBC Sports and Total Sports will periodically
          ------------------
review the Promotion commitment against actual Promotion delivered and may mutually agree to adjustments to future Promotion not less than six months in advance. Within 10 days after the end of each month, NBC Sports will deliver to Total Sports an estimated schedule of the Promotion that was delivered during that month, and within 10 days after the end of each quarter, an actual, detailed schedule of the Promotion that was delivered during that quarter. Should NBC Sports not meet, for any reason, the quarterly allocation of Promotion for any quarter, it will make up the shortfall no later than June 30 of the following year and, if reasonably possible, within the next quarter, on a replacement schedule for Promotion for that quarter to be agreed upon by the parties. If (a) the parties fail to agree upon a replacement schedule for Promotion; (b) NBC Sports fails to provide Promotion according to the terms of the replacement schedule; or (c) NBC Sports at any time notifies Total Sports that NBC Sports will no longer provide Promotion hereunder, then as liquidated damages and not a penalty, NBC Sports will be required to compensate Total Sports for the shortfall in one of two ways, as chosen by NBC Sports in its discretion: (i) pay the shortfall amount to Total Sports in cash or (ii) return to Total Sports NBC Common Stock (as defined in Section 3(a)) (or in the event Total Sports is consolidated or acquired by another entity in a merger, sale of all or substantially all of Total Sports' assets or otherwise (an "Acquisition"), the consideration payable with respect to such NBC Common Stock in connection with the Acquisition, on an equitable basis) in aggregate value (calculated using a price per share of $21.41, subject to equitable adjustment for any stock splits, combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends or other similar events with respect to such NBC Common Stock) equal to the shortfall amount. In the event that NBC Sports elects to compensate Total Sports for a shortfall pursuant to clause (ii) of this Section 2 and (x) NBC continues to hold any series E preferred stock or (y) NBC has acquired any additional shares pursuant to Section 3(b) below (the "Additional Shares"), NBC Sports shall also return to Total Sports a pro rata percentage of such series E preferred stock and/or such Additional Shares, as the case may be (in either case, such percentage being equal to the shortfall amount divided by $17.4 million) in the same manner as Total
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Letter Agreement
November 11,1999
Page 5


Sports is compensated pursuant to clause (ii) above. The foregoing shall be Total Sports' exclusive remedy in the event of a shortfall.

     3.   Equity.
          ------

          (a) Subject to the terms and conditions of this letter agreement and as consideration for NBC Sports' commitment to deliver Promotion pursuant hereto, on the Closing Date, Total Sports will issue, and NBC Sports will receive, 811,423 shares of common stock of Total Sports (the "NBC Common Stock") and 811,423 shares of series E preferred stock of Total Sports (one share of common stock and one share of series E preferred stock shall together be referred to as a "Unit"), at an aggregate purchase price of $21.41 per Unit, upon the terms and conditions of, and pursuant to, the Stock Purchase Agreement. Total Sports covenants that NBC Sports will be made a party to the agreement between Total Sports and its stockholders regarding certain rights relating to its capital stock (including co-sale rights) (the "Stockholder Agreement") and the agreement between Total Sports and its stockholders regarding registration and other rights with respect to its capital stock (the "Investor Rights Agreement"), as those agreements are to be amended in connection with Total Sports' Series D Preferred Stock financing.

          (b) Notwithstanding the foregoing, immediately prior to the consummation of an initial Public Offering (as defined below) of the common stock of Total Sports in which the price per share at which such shares of common stock are initially sold to the public (the "IPO Price") is less than $32.11, as adjusted for stock splits, stock dividends, reorganizations and the like, then Total Sports will issue additional shares of common stock to NBC Sports in an amount equal to the difference between (i) the shares of NBC Common Stock multiplied by the quotient of (x) $32.11, as adjusted for stock splits, stock dividends, reorganizations and the like, divided by (y) the IPO Price, minus (ii) the shares of NBC Common Stock. For purposes of this Section 3(b), a "Public Offering" means any offering by Total Sports of its equity or debt securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

          (c) Total Sports shall only be obligated to issue shares in connection with Total Sports's initial Public Offering pursuant to Section 3(b), and upon such issuance Section 3(b) shall terminate and be of no further force and effect.
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Letter Agreement
November 11,1999
Page 6


     4.   Additional Promotion and Equity.  If Total Sports secures from the
          -------------------------------
National Basketball Association ("NBA"), in writing, rights to provide Representational Events Coverage of NBA and WNBA regular season games (including all necessary rights for NBC Sports to promote the coverage without infringing on the NBA's or any third party's rights) before July 31, 2000 (the "NBA Rights"), NBC will commit to deliver an additional $8.0 million of Promotion of Total Sports' Representational Events Coverage of NBA/WNBA events, subject to NBC Sports' ownership of television broadcast rights for those events and NBC Sports' receipt of permission from the NBA (at no cost to NBC Sports) to run the Promotion. The value of the additional Promotion will be calculated pursuant to
Section 1(b) hereof, and NBC Sports will deliver the additional Promotion in the following amounts of undiscounted Promotion during the respective calendar years:


               2000    $ [*]

               2001      [*]

               2002      [*]

               2003      [*]

               2004      [*]
                       -----

                Total  $ 8.0 million

Within 60 days of Total Sports' receiving the rights from NBA described above, NBC Sports and Total Sports shall agree on a schedule for the additional Promotion commitment.

     In return for its additional Promotion commitment described above, NBC Sports would receive $8.0 million in additional shares of common stock of Total Sports at a per share price equal to (a) if shares of Total Sports common stock are not publicly traded on a nationally recognized exchange, a base price equal to the lower of (1) $25.69, representing a 20% premium on the current valuation of $21.41 per share, and (2) the price per share associated with Total Sports' round of private cash financing (if applicable) of $10.0 million or more completed most recently prior to the acquisition of

         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.
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Letter Agreement
November 11,1999
Page 7


such NBA Rights, with such price per share increased at a rate of 1% per month, compounded monthly, with such increase commencing on the date of the closing of the private financing, or (b) if shares of Total Sports common stock are publicly traded on a nationally recognized exchange, the 30-day trailing average closing price as of the date on which Total Sports obtained the NBA Rights in writing. The shares shall be issued on, and subject to, such same terms and conditions as set forth in sections 2 and 3 above.

     Exclusivity.  During the term of this letter agreement, NBC Sports will not
     -----------
provide Audio Mentions for any other current or future Representational Events Coverage, including such coverage as may be provided by [*] etc., or their affiliates, but this exclusivity only applies to*events for which Total Sports has, at such time, all necessary exclusive or nonexclusive rights to provide Representational Events Coverage. Nothing in the preceding sentence shall preclude NBC Sports from providing Audio Mentions of events coverage other than Representational Events Coverage, even if such events are covered by [*] etc., or their affiliates. During the term of this letter agreement, Total Sports will not: (a) enter into any similar agreement with [*] or their affiliates or successors (the "Designated Entities"), or (b) permit any of the Total Sports web sites that may be accessed by an end user via a link from an NBC Sports promoted web site to be branded to include the name or trademark of any Designated Entity, or to include any links, buttons or similar features that include a name or trademark of a Designated Entity, in either case without permission from NBC Sports, except that Total Sports shall not be prohibited from carrying out its book publishing venture with Sports Illustrated or from providing a license to its baseball statistics and data to CNNSI. Nothing contained in this letter agreement shall prevent NBC Sports or its affiliates from making an investment in any entity that provides Representational Events Coverage, so long as NBC Sports does not promote such coverage on the air in violation of its obligations to Total Sports hereunder.

         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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Letter Agreement
November 11,1999
Page 8


     6.   Operations.  NBC Sports will designate a liaison person to work with a
          ----------
member of the Total Sports production team to coordinate the online production and convergence with broadcast production of sporting events. NBC Sports will use its commercially reasonable efforts to cause Total Sports to be considered part of the NBC Sports coverage team, including, but not limited to, accreditation (where available), travel and hotel accommodation. Total Sports shall be responsible for its own expenses (and those of its employees and agents) in connection with production (phone lines, trailers, etc.), travel, meals and lodging in connection with such live events.

     7.   Online Promotion. NBC Sports shall use its commercially reasonable
          ----------------
efforts to assist Total Sports to secure advantageous promotion and distribution on NBC Sports' affiliated web-site properties, including MSNBC.com's sports site and any other dedicated NBC Sports web-site other than its Olympics sites.

     8.   Board of Directors.  NBC Sports shall be entitled to one seat on the
          ------------------
Board of Directors of Total Sports pursuant to Section 14 of the Stockholder Agreement. NBC Sports shall have the exclusive right to remove and replace its Board designee at any time, provided that any such replacement designee shall be an officer of NBC Sports. NBC Sports has initially designated Ken Schanzer to fill its seat on the Board of Directors of Total Sports.

     9.   Information.  Total Sports hereby covenants to promptly notify NBC
          -----------
Sports, and to disclose to NBC Sports the nature, of any material international strategic alliances being considered by Total Sports during the term of this letter agreement.

     10.  Representations and Warranties.  NBC Sports and Total Sports each
          ------------------------------
represent and warrant that this letter agreement has been duly authorized, executed and delivered by such party and that this letter agreement constitutes a legal, valid and binding obligation, enforceable against such party in accordance with its terms.

     11.  Confidentiality.  In connection with the execution of this letter
          ---------------
agreement, NBC Sports and Total Sports will issue a mutually agreeable joint press release and any other mutually agreed upon promotional materials regarding the relationship described in this letter agreement. Neither party shall make any other disclosures concerning this letter agreement, the Stock Purchase Agreement or the relationship described herein without the prior written consent of the other party; provided, however, that NBC Sports agrees that Total Sports may file this letter agreement with the SEC and/or describe this letter agreement in any registration statement filed with the SEC, in each case if so required by applicable securities laws, as long as Total Sports agrees to use its best efforts to obtain confidential treatment of the economic and other material terms of this
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Letter Agreement
November 11,1999
Page 9


letter agreement under the securities laws and to consult with NBC Sports at all times during the process.

     12.  Term and Termination.  Unless NBC Sports notifies Total Sports
          --------------------
pursuant to Section 2 that NBC Sports will no longer provide Promotion hereunder, the term of this letter agreement shall be 51 months from the date of its execution, except in the event that Total Sports secures the NBA Rights in which event the term of this letter agreement shall be 63 months from the date of its execution. Sections 10, 11, 13, 14 and 15 shall survive any termination. NBC Sports shall have the right to terminate this letter agreement at any time if during the term hereof, control of Total Sports is transferred to a Designated Entity. For purposes of the foregoing sentence, a transfer of control shall be deemed to occur whenever a Designated Entity (i) becomes the beneficial owner of more than 40% of Total Sports' outstanding voting securities, (ii) acquires all or substantially all of Total Sports' assets,
(iii) otherwise merges or consolidates with Total Sports where Total Sports is not the surviving entity, or (iv) obtains the right to appoint a majority of the directors to the Total Sports's board. In addition, NBC Sports shall have the right to terminate this agreement if any of the Total Sports web sites that may be accessed by an end user via a link from an NBC Sports promoted web site are branded to include the name or trademark of any Designated Entity, or include any links, buttons or similar features that include a name or trademark of a Designated Entity (except as allowed under Section 5) in violation of this agreement, if Total Sports fails to cure such violation within 10 business days after NBC Sports's written notice to Total Sports of such violation.

     13.  Limitation of Liability.  Except for damages arising out of the gross
          -----------------------
negligence of willful misconduct of either party hereto, no party shall be liable to the other party of their affiliates, officers, directors, successors or assigns for any incidental, consequential, special or punitive damages or lost profits arising out of this letter agreement, whether liability is asserted in contract or tort and irrespective of whether it has advised or been advised of the possibility of any such loss or damage.

     14.  Miscellaneous. This letter agreement constitutes the entire agreement
          -------------
and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written relating to the subject matter hereof. No waiver or modification of any provision of this letter agreement shall be effective unless in writing and signed by both prices. Any waiver by either party of any provision of this letter agreement shall not be construed as a waiver of any other provision of this letter agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance. The terms of this letter agreement shall apply to the parties hereto and any of their successors or assigns. This
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Letter Agreement
November 11,1999
Page 10


letter agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     15.    Governing Law and Jurisdiction. This letter agreement shall be
            ------------------------------
governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts of law provisions. The parties hereto irrevocably consent to and submit to the exclusive jurisdiction of the federal and state courts located in the County of New York. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this letter agreement.

     If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me. This letter agreement shall be null and void if not signed within 30 days of the date set forth above.

                                    Very truly yours,

                                    NBC SPORTS, A DIVISION OF NATIONAL
                                        BROADCASTING COMPANY, INC.

                                    By: ______________________________________

                                    Name: ____________________________________

                                    Title: ___________________________________


ACCEPTED AND AGREED:

TOTAL SPORTS INC.


________________________________
Frank Daniels III
Chief Executive Officer